Exhibit 3.1

 REGISTERED OFFICE CERTIFICATE
OF
SILEXION THERAPEUTICS CORP
Cricket Square, Hutchins Drive
P.O. Box 2681
Grand Cayman KY1-1111
Cayman Islands

We, Conyers Trust Company (Cayman) Limited, Registered Office of Silexion Therapeutics Corp (the “Company”) DO HEREBY CERTIFY that the following is a true extract of the ordinary resolution passed at an extraordinary general meeting by the shareholders of the Company dated November 19th 2024 and that such resolution has not been modified.

“Proposal No. 1
Reverse Split Proposal

RESOLVED, as an ordinary resolution, that, subject to the determination, confirmation and approval of the board of directors of the Company that this resolution is an effective means of regaining compliance with the minimum bid price requirement for the continued listing of the ordinary shares of the Company on The Nasdaq Global Market, the authorized share capital of the Company be consolidated as follows:

from US$20,000 divided into 200,000,000 ordinary shares of a par value of US$0.0001 each,

to US$20,000 divided into 22,222,222 ordinary shares of a par value of US$0.0009 each.”

_____________________________________________
Mesha Christian
for and on behalf of
Conyers Trust Company (Cayman) Limited
Registered Office

Dated this 27th November 2024